Exhibit 99.1

KPMG
    707 Seventeenth Street                          Telephone 303 296 2323
    Suite 2300                                      Fax 303 295-8829
    Denver, CO 80202



September 14, 2000


Members of the Audit Committee
Vari-L Company, Inc.
4895 Peoria Street
Denver, Colorado 80239


Gentlemen:


The following sets forth our conclusions based on the work performed through the date of this report, in connection with our engagement to provide consulting services to you related to the Audit Committee's investigation of the accounting irregularities which resulted in misstatements of the historical financial statements of Vari-L Company, Inc. ("Company"). This matter is also the subject of an on-going investigation by the Enforcement Division of the Securities and Exchange Commission (SEC).


The terms and conditions of our engagement are included in our engagement letter dated June 28, 2000. The scope of our engagement and procedures described below do not constitute an attest services engagement as that term is defined by the American Institute of Certified Public Accountants. This engagement was performed under the rules for management consulting engagements as promulgated by the American Institute of Certified Public Accountants. This report has been prepared in connection with the aforementioned matter. This report is to be used solely for the purposes of the subject engagement and is not to be used or relied upon for any other purpose without the express written consent of KPMG LLP.


PROCEDURES PERFORMED


This report addresses those conclusions and observations developed solely through the conduct of the accounting-related investigative procedures performed through the date of this letter. The tasks undertaken in developing our conclusions and observations contained in this report include the following:


     o Reviewed the Company's periodic filings with the SEC, including Form 10-KSB filings for the years ended December 31, 1999 and 1998 and Form 10-QSB filings for each of the first three quarters within those years, as well as the Form 10-QSB for the quarter ended March 31, 2000;


     o Reviewed Company prepared accounting records, including available general ledgers, accounts receivable ledgers, accounts payable ledgers and similar summary ledgers;


     o  Reviewed Company prepared summary accounting reports and analyses;


     o Reviewed copies of documents produced by the Company in response to subpoenas from the SEC;


     o Reviewed copies of the audit work papers for the auof Haugen Springer & Co. which were provided to us by the Company. Copies of the audit work papers were also produced in response to a subpoena from the SEC;


     o Conducted interviews with select Company officers and accounting personnel; and,


     o Reviewed selected authoritative accounting literature and pronouncements.


CONCLUSIONS


Based on the procedures performed through the date of this report, we have reached the following conclusions. The balance of this report has been organized in a manner to correspond with the areas of apparent accounting irregularities noted during the conduct of our work. Please appreciate that our work is ongoing, and, as such, additional information may be forthcoming that could result in a modification of the following conclusions.


Accounts Receivable


During our investigation and analysis, we identified several accounts receivable balances which appear to be uncollectible and for which no allowance had been provided. In some cases, the receivables were more that a year old. Based on our analysis, the Company did not make adequate provision for uncollectible receivables on a timely basis.


Inventories


We analyzed the methodology employed by the Company for valuing work in process and finished goods manufactured by the Company. The Company's methodology for valuing these inventories was to record the carrying value of these inventories at a percentage of the list price of the completed products. These inventories should be valued based upon the cost of raw materials used in the manufacturing process and the labor and associated overhead required to complete the manufacturing processes.


We reviewed the methodology used to determine the allowance for obsolescence of raw materials and finished goods inventories. Based on our analysis, it does not appear that an adequate level of reserves for possible inventory obsolescence had been established by the Company. In many cases, raw materials that had not been used in many years and finished goods inventories that had not sold in many years were carried at their full value, with no provision for obsolescence.


A significant portion of the recorded amount of inventory consisted of manufactured products which were referred to by the Company as "reject notifications". Our understanding of the nature of these items is that they are manufactured finished products that had failed to meet the customers standards and/or were not functioning as intended. These products are retained by the Company, as possibly some components of the products could be recovered and used, especially if those specific component parts were no longer available. Generally, however, we understand it is more costly to rework a defective item than to manufacture a new one, since labor is a significant component of the product cost. Returned inventory that is not expected to be sold to other customers should not be recorded in inventory unless it has a salvage value, in which case it should be recorded at that value.


Prepaid Expenses


As a result of our analysis of the components of prepaid expenses, we determined that a significant portion of the account balance represented amounts that were, in fact, period expenses which should not have been recorded as an asset.


Machinery and Equipment


The machinery and equipment balance included in the financial statements of the Company include the costs relating to finished unit prototypes. These prototypes were pre-production finished products that were manufactured by the engineering department, generally in advance of a firm customer order. The prototypes are kept on hand by the Company, but appear to have limited future utility. These costs should have been charged to expense, in a manner similar to research and development costs, and not deferred.


The Company's policy was to capitalize labor and related overhead incurred to install machinery in its facilities. The amounts capitalized were not supported by time records of the individuals involved in the installations and the overhead burden rate applied to payroll costs was not supported by any analysis of the underlying costs. The amounts capitalized were significant in comparison to the cost of the equipment purchases. Labor and overhead costs incurred to install equipment should not be capitalized unless the amounts are based on time records, actual payroll costs, and actual overhead costs.


The Company recorded depreciation based on lives that appear to be in excess of the useful lives of the equipment and had calculated depreciation assuming a residual value of 35% for most equipment, which appears to be in excess of the residual value to be expected upon to disposal of the equipment. Depreciation should be based on a realistic estimate of the residual value of the equipment, if any, and on the estimated useful life of the equipment, including consideration of technological changes that could render the equipment obsolete.


The Company had capitalized as equipment, a number of amounts that represent period costs. Period costs should be expensed as incurred.


Leasehold Improvement


The Company also capitalized significant amounts of labor and related overhead as leasehold improvement. Such costs should not be capitalized unless they relate to the actual construction of leasehold improvements and are based on time records, actual payroll costs, and actual overhead costs. Ongoing costs to maintain the existing facilities should be expensed as incurred.


Long-term Inventory


The Company included amounts in its financial statements identified as long-term inventory. In some cases the Company was required to maintain an inventory of the product produced for a particular customer, e.g. the U.S. military, beyond the term of the original contract. Generally, however, the customer had no obligation to purchase the additional
inventory.   An allowance for obsolescence should be provided for long-
term inventory that is not subject to a purchase contract, or is not expected to be sold in reasonable period of time for an amount in excess of its carrying value.


Patents


The Company capitalized labor and overhead costs incurred to develop new products and apply for patents. Such costs should be expensed as incurred as research and development costs. Third party costs related to patents awarded to the Company should be capitalized and amortized over the life of the patent, subject to impairment testing under SFAS 121.


ISO Registration Costs


The Company capitalized labor and overhead and third party costs in connection with the Company's ISO registration. Such costs should be expensed as incurred as they represent period costs.


Other Assets


The Company capitalized certain costs as other assets which are period costs and should be expensed as incurred.


Deferred Income Taxes


A net deferred income tax liability was included on the balance sheets as of December 31, 1998, December 31, 1999 and March 31, 2000. The tax effect of the above adjustments will reduce the net deferred tax liability to zero. A deferred tax asset should not be recorded, unless management can establish that it is more likely than not that it will be realized.


Ship-in-Place Sales


Ship-in-place refers to the Company's practice of recording sales prior to the completion and shipment of the products. Our review indicated that, in most instances, such sales did not meet the requirements for revenue recognition for bill and hold transactions. Sales should not be recorded prior to the completion of the product and shipment (FOB Vari-L's facilities) to the Company's customer.


During 1998, an entry was recorded that reversed receivables which had previously been recorded for ship-in-place sales and an offsetting adjustment was recorded to increase fixed assets. The Company appears to have discontinued the practice of improperly recording sales and receivables for "ship-in-place" sales at the time these adjustment to receivables and fixed assets were made.


                         *     *     *     *     *


As discussed above, our conclusions and observations are based solely on the work performed to date. Additionally, our analysis was conducted using the financial records and analyses made available to us by the Company, the sufficiency and completeness of which cannot be determined. As our work is on-going, we reserve the right to amend or append, as appropriate, the conclusions set forth above should additional information be forthcoming. However, we do not recognize a continuing obligation to update our work unless requested by the Company and agreed to by KPMG LLP.


Very truly yours,


KPMG LLP



/s/Richard W. Connor
Richard W. Connor
Manager Partner

RWC/ltw